Exhibit (d)(12)(b)

ADVANCED SERIES TRUST

(FORMERLY AMERICAN SKANDIA TRUST)

AMENDMENT NO. 1 TO

SUB-ADVISORY AGREEMENT

THIS AMENDMENT NO. 1 TO THE SUB-ADVISORY AGREEMENT (“Amendment”) is effective as of the 1st day of May, 2007, by and between AST Investment Services, Incorporated (formerly American Skandia Investment Services, Incorporated) and Prudential Investments LLC (together, the “Investment Manager”) and American Century Investment Management, Inc. (the “Sub-Advisor”).

WHEREAS, Investment Manager and Sub-Advisor are parties to a Sub-Advisory Agreement, dated May 1, 2003 (the “Agreement”), relating to the AST American Century Balanced Portfolio of American Skandia Trust (now Advanced Series Trust) (the “Trust”); and

WHEREAS, a change of the name of the AST American Century Balanced Portfolio to the AST American Century Strategic Allocation Portfolio has been approved along with corresponding modifications to the investment policies and strategy to be implemented by the Sub-Advisor; and

WHEREAS, the parties now desire to modify the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1.             Change of Investment Manager Name. The first paragraph of the Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

“THIS AGREEMENT is between AST Investment Services, Incorporated and Prudential Investments LLC (the “Investment Manager”) and American Century Investment Management, Inc. (the “Sub-Advisor”).”

2.             Change of Trust Name. The first “WHEREAS” clause of the Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

“WHEREAS, Advanced Series Trust (formerly American Skandia Trust) (the “Trust”) is a Massachusetts business trust organized with one or more series of shares, and is registered as an investment company under the Investment Company Act of 1940 (the “ICA”); and”

3.             Change of Portfolio Name. The second “WHEREAS” clause of the Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

“WHEREAS, the trustees of the Trust (the “Trustees”) have engaged the Investment Manager to act as investment manager for the American Century Strategic Allocation Portfolio(the “Portfolio”) under the terms of a management agreement dated May 1, 2003, as amended, with the Trust (the “Management Agreement”); and”

4.            Compensation. Section 7 of the Agreement, with the heading “Compensation of Sub-Advisor” is hereby deleted in its entirety and the following is substituted in lieu thereof:

“7.          Compensation of Sub-Advisor. The amount of the compensation to the Sub-Advisor shall be computed at an annual rate. The fee shall be payable monthly in arrears, based on the average daily net assets of the Portfolio for each month at the annual rates shown below.

For all services rendered, the Investment Manager will calculate and pay the Sub-Advisor at the annual rate equal to the following percentages of the average daily net assets of the Portfolio: 0.45% of the average daily net assets not in excess of $50 million; plus 0.40% of the average daily net assets over $50 million but not in excess of $100 million; plus 0.35% of the average daily net assets over $100 million but not in excess of $500 million; plus 0.30% of the average daily net assets over $500 million.

In computing the fee to be paid to the Sub-Advisor, the net asset value of the Portfolio shall be valued as set forth in the then current registration statement of the Trust. If this Agreement is terminated, the payment shall be prorated to the effective date of termination.

Investment Manager and Sub-Advisor shall not be considered as partners or participants in a joint venture. Sub-Advisor will pay its own expenses for the services to be provided pursuant to this Agreement and will not be obligated to pay any expenses of Investment Manager or the Trust. Except as otherwise provided herein, Investment Manager and the Trust will not be obligated to pay any expenses of Sub-Advisor.”

5.           Representation of Sub-Advisor Regarding Investment Style. The second sentence of the second paragraph of Section 10 of the Agreement, with the heading “Liability” is hereby deleted in its entirety and the following is substituted in lieu thereof:

“For purposes of this provision, the Sub-Advisor represents, and the Investment Manager acknowledges, that the Sub-Advisor’s style generally is to keep the Portfolio’s assets invested to the maximum extent practicable regardless of the performance or stability of the capital markets and to use teams of portfolio managers, assistant managers and analysts acting together to manage the assets of the Portfolio.”

6.             Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

7.            Defined Terms. Full Force and Effect. Capitalized terms used but not defined herein shall have the meaning given to them in the Agreement. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unchanged and continue to be in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 as of the date provided above.

AST Investment Services, Incorporated:	American Century Investment Management,
Inc.:

By:                                                                  By:

Name: Robert F. Gunia        Name:

Title: Executive Vice President          Title:

Prudential Investments LLC:

By:
Name: Robert F. Gunia
Title: Executive Vice President